                                 ADMINISTRATION AGREEMENT


          Agreement dated as of_____________, 1997 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Administrator"), and Providian Series Trust (the "Fund").

          WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund desires to retain the Administrator to furnish certain administrative services to the Fund, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.   Appointment of Administrator

          The Fund hereby appoints the Administrator to act as administrator with respect to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

          The Fund will initially consist of the portfolio(s) and/or class(es) of shares (each an "Investment Fund") listed in Schedule A to this Agreement and incorporated herein by reference. In the event that the Fund establishes one or more additional Investment Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Fund shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Fund and its Investment Funds) may be modified with respect to each additional Investment Fund in writing by the Fund and the Administrator at the time of the addition of the Investment Fund.

2.   Delivery of Documents

          The Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

          a.   The Fund's charter document and by-laws;

          b. The Fund's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Fund's Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

          c. Certified copies of the resolutions of the Board of Trustees of the Fund (the "Board") authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

          d. A copy of the investment advisory agreement between the Fund and its investment adviser and copies of any investment subadvisory agreements between the Fund's adviser and any subadvisers;

          e. A copy of the participation agreement(s) between the Fund and the insurance company separate account(s) investing in the Fund; and

          f. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.   Representation and Warranties of the Administrator

          The Administrator represents and warrants to the Fund that:

          a. It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

          b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

          c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

          d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

          e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.   Representations and Warranties of the Fund

          The Fund represents and warrants to the Administrator that:

          a. It is a business trust, duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

          b. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

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

          c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

          d.   It is an investment company properly registered under the 1940
               Act;

          e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective. The Fund also warrants to the Administrator that all necessary filings under the securities laws of the states in which the Fund offers or sells its shares will have been made and will be current during the term of this Agreement;

          f. No legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

          g. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

          h. As of the close of business on the date of this Agreement, the Fund is authorized to issue an unlimited amount of shares of beneficial interest.

5.   Administration Services

          The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Fund and the review and comment by the Fund's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the
Administrator:

          a. Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board and as may be set forth in the Fund's prospectus and statement of additional information;

          b. Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act;

          c. Prepare the Fund's federal, state and local income tax returns for review by the Fund's independent accountants and filing by the Fund's treasurer;

          d. Review calculation, submit for approval by officers of the Fund and arrange for payment of the Fund's expenses;

          e. Prepare for review and approval by officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          f. Prepare for review by an officer of and legal counsel for the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

          g. Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund's investment adviser, custodian, legal counsel or independent accountants;

          h. Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

          i. Make such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Board may reasonably request or deems appropriate;

          j. Oversee and review calculations of fees paid to the Fund's investment adviser, subadvisers, custodian and Transfer Agent;

          k. Consult with the Fund's officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Fund;

          l. Review implementation of any dividend reinvestment programs authorized by the Board;

          m. Respond to, or refer to the Fund's officers or Transfer Agent, shareholder inquiries relating to the Fund;

          n. Provide periodic testing of portfolios to assist the Fund's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon;

          o.   Review and provide assistance on shareholder communications;

          p.   Maintain general corporate calendar;

          q.   Maintain copies of the Fund's charter and by-laws;

          r. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Fund's legal counsel);

          s.   Organize, attend and prepare minutes of shareholder meetings;

          t. Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Fund's investment policies, operations or structure; act as liaison to legal counsel to the Fund and, where applicable, to legal counsel to the Fund's independent Board members;

          u. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

          v. Develop or assist in developing guidelines and procedures to improve overall compliance by the Fund and its various agents;

          w. Counsel and assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters;

          Subject to review and comment by the Fund's legal counsel:

          x. Prepare and file with the SEC amendments to the Fund's registration statement, including updating the Prospectus and Statement of Additional Information, where applicable;

          y. Prepare and file with the SEC proxy statements; provide consultation on proxy solicitation matters;

          z. Prepare agenda and background materials for Board meetings, attend Board meetings, prepare minutes and follow-up on matters raised at Board meetings; and

          aa.  Prepare and file with the SEC Rule 24f-2 notices.



The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.   Fees; Expenses; Expense Reimbursement

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

          The Administrator shall receive from the Fund such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in Schedule B to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable within 45 days of receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

          The Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund's behalf at the Fund's request or with the Fund's consent.

          The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel engaged by the Fund (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (excluding preparation by the Administrator as provided in Section 5y, above but including cost of preparation for filing by EDGAR), printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, trustee or employee of the Fund; costs incidental to the preparation (excluding preparation by the Administrator of financial information as provided in Section 5e above), printing and distribution of the Fund's shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation (except as provided in Sections 5c and 5y, above) and filing of the Fund's tax returns, and Form N-SAR, and cost of preparation (excluding preparation by the Administrator as provided in Section 5f, above but including cost of preparation for filing by EDGAR) and filing of Form N-1A, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Fund's net asset value.

     The Administrator is authorized to retain the services of service providers as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such service providers as it is for its own acts and omissions; and further provided that the Administrator shall notify the Fund of the retention of such service providers.

7.   Instructions and Advice

          With respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement, the Administrator at any time: (i) may apply to any officer of the Fund for instructions; (ii) with the Fund's consent and at the Fund's expense, may consult with counsel (which may be counsel for the Fund or counsel approved by the Fund) or with the independent accountants for the Fund; or (iii) at its own expense, may consult with counsel of its own choosing. The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document received in accordance with the terms of this Agreement and believed by the Administrator to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.   Limitation of Liability and Indemnification

          The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgement or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator's liability under this Agreement shall be limited to the greater of its total annual compensation earned and fees paid hereunder during the preceding two years or $500,000 for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling.

          The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

          The Fund shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund, provided that this indemnification shall not apply to any losses, costs, damages and expenses, including reasonable fees and expenses for counsel, arising out of or resulting from the Administrator's negligence or willful misconduct.

          The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification

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

provided above. In the event the Fund elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

          The indemnification contained herein shall survive the termination of this Agreement.

9.   Confidentiality

          The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund. This obligation shall survive the termination of this Agreement with respect to any non-public information received by the Administrator during the period that the Agreement was in effect.

10.  Compliance with Governmental Rules and Regulations; Records

          Without derogating the responsibilities of the Administrator under this Agreement, the Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

          In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.  Services Not Exclusive

          The services of the Administrator to the Fund are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.  Term, Termination and Amendment

          This Agreement shall become effective on the date the Fund first accepts money for investment. Either party may terminate this Agreement at any time by prior written notice to the other party given not less than ninety days prior to the date upon which such termination will take effect. Either party may terminate this Agreement for cause on not less than thirty days' prior written notice to the defaulting party, unless the defaulting party has cured such cause within thirty days of receiving such notice, for any material breach by the defaulting party of any representation, warranty, covenant or obligation hereunder. Either party may terminate this Agreement immediately by written notice to the other party if such party reasonably determines that such other party has suffered a material adverse change in its business, operations or financial condition. Notwithstanding any other provision of this Agreement, upon termination by the Fund of this Agreement prior to two years from the effective date of this Agreement, the Fund shall pay to the Administrator an amount equal to any fees waived by the Administrator under this Agreement. Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund. Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties.

13.  Notices

          Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Fund: Providian Series Trust, 400 West Market Street, Louisville, Kentucky 40202, Attn: President, fax: __________________; if to the Administrator:
State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, Massachusetts 02171, Attn: Sharon Baker Morin, Vice President and Counsel, fax:
(617) 985-2497.

14.  Non-Assignability

          This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, which is a party controlling, controlled by or under common control with the Administrator.

15.  Successors

          This Agreement shall be binding on and shall inure to the benefit of the Fund and the Administrator and their respective successors and permitted assigns.

16.  Entire Agreement

          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.  Waiver

          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.  Severability

          If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.


19.  Governing Law

          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.  Reproduction of Documents

          This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.  LIMITATION OF LIABILITY

          Notice is hereby given that a copy of the Fund's Declaration of Trust and all amendments thereto is on file with The Commonwealth of Massachusetts, that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually, and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer or shareholder of the Fund individually.

22.  MULTIPLE PORTFOLIOS

          Each Investment Fund shall be regarded for all purposes hereunder as a separate party apart from each other Investment Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Investment Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Investment Fund constitute a right, obligation or remedy applicable to any other Investment Fund. The use of this single document to memorialize the separate agreement of each Investment Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Investment Funds for any reason.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                             PROVIDIAN SERIES TRUST

                             By:
                                 -------------------------------
                             Name:
                                   -----------------------------
                             Title:
                                    ----------------------------


                             STATE STREET BANK AND TRUST COMPANY

                             By:
                                 -------------------------------
                             Name:
                                   -----------------------------
                             Title:
                                    ----------------------------

ADMINISTRATION AGREEMENT
PROVIDIAN SERIES TRUST


                                  SCHEDULE A
                          Listing of Investment Funds



     High Quality Stock Fund
     Fixed Income Fund
     International Active Fund
     Money Market Fund
     Capital Preservation Portfolio
     Income Oriented Portfolio
     Growth and Income Portfolio
     Capital Growth Portfolio
     Maximum Appreciation Portfolio

ADMINISTRATION AGREEMENT
PROVIDIAN SERIES TRUST


                                  SCHEDULE B
                               Fees and Expenses